Exhibit 4.10

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)

1385 West 8th Avenue, Suite 540

Vancouver, BC, Canada

V6H 3V9

Item 2:	Date of Material Change

April 25, 2018

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on April 25, 2018, and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On April 25, 2018, Zymeworks announced that the abstract highlighting new data from the Company’s adaptive Phase 1 clinical trial for ZW25 has been selected for an oral presentation at the American Society of Clinical Oncology (ASCO) being held in Chicago from June 1 through 5, 2018.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On April 25, 2018, Zymeworks announced that the abstract highlighting new data from the Company’s adaptive Phase 1 clinical trial for ZW25 has been selected for an oral presentation at the American Society of Clinical Oncology (ASCO) being held in Chicago from June 1 through 5, 2018.

The oral presentation, entitled “Single Agent Activity of ZW25, a HER2 Targeted Bispecific Antibody, in Heavily Pretreated HER2 Expressing Cancers,” is scheduled for Friday June 1, 2018 at 2:45 pm CT during the session on Developmental Therapeutics – Clinical Pharmacology and Experimental Therapeutics in room S406.

Phase 1 Testing of ZW25

Zymeworks’ adaptive Phase 1 study is divided into three parts. Enrollment in the first portion of the study (the dose-escalation phase) has been completed. The Company has previously reported preliminary results from this part of the trial showing encouraging tolerability and anti-tumor activity in heavily pretreated patients with HER2-expressing cancers, including breast and gastric cancers.

In the second part of the study, which is now ongoing, expansion cohorts are being enrolled to further assess ZW25’s tolerability and single agent anti-cancer activity. The five cohorts include patients with HER2 high breast, HER2 high gastric, HER2 intermediate breast, HER2 intermediate gastric, and other HER2-expressing cancers.

The third part of the study, which is also ongoing, is evaluating the safety and anti-tumor activity of ZW25 in combination with selected chemotherapy agents in patients with HER2 low to high-expressing breast cancer or HER2 intermediate to high-expressing gastric cancers.

About ZW25

ZW25 is being evaluated in a Phase 1 clinical trial in the United States and Canada. It is a bispecific antibody, based on Zymeworks’ Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding. This unique design results in multiple mechanisms of action including dual HER2 signal blockade, increased binding and removal of HER2 protein from the cell surface, and potent effector function and has led to encouraging anti-tumor activity in patients. Zymeworks is developing ZW25 as a HER2-targeted treatment option for patients with any solid tumor that expresses HER2.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Chief Financial Officer of the Company at (604) 678-1388.

Item 9:	Date of Report

April 25, 2018

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This material change report includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this material change report include, but are not limited to, statements that relate to ZW25’s advancement and development, the presentation of data at ASCO and other information that is not historical information. When used herein, words such as “anticipate”, “being”, “will”, “may”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Annual Report on Form 10-K for its fiscal year ended December 31, 2017 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.